 Exhibit 21

Subsidiaries

The Registrant’s subsidiaries are:

1.	DanDrit Biotech ApS, a Danish limited company, organized under the Danish Act on Limited Companies of the Kingdom of Denmark; and
2.	Enochian Biopharma Inc., a Delaware corporation.